                                                                    EXHIBIT 12.1

               Computation of Ratio of Earnings To Fixed Charges
                   For the Five Years Ended December 31, 1999
                                  (Unaudited)
                             (Dollars in Millions)

                                                                    Year Ended December 31,
                                                          ------------------------------------------
                                                          1999     1998       1997     1996     1995
                                                          ----     ----       ----     ----     ----
Earnings (Loss)
  Income (Loss) Before Income Taxes.....................  $ 23     $(598)     $470     $473     $(669)

  Add
    Interest and fixed charges..........................   211       193       174      170       164
    Portion of rent under long-term operating
      leases representative of an interest factor.......     8         7         8        9         8
                                                          ----     -----      ----     ----     -----
  Total Earnings (Loss) Available for Fixed Charges.....  $242     $(398)     $652     $652     $(497)
                                                          ====     =====      ====     ====     =====

Fixed Charges
  Interest and fixed charges............................  $211     $ 193      $174     $170     $ 164
  Portion of rent under long-term operating
    leases representative of an interest factor.........     8         7         8        9         8
  Capitalized interest..................................    --        14        12       14        19
                                                          ----     -----      ----     ----     -----
  Total Fixed Charges...................................  $219     $ 214      $194     $193     $ 191
                                                          ====     =====      ====     ====     =====

Ratio of Earnings to Fixed Charges(1)...................  1.11x     0.00x     3.36x    3.38x     0.00x
                                                          ====     =====      ====     ====     =====

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(1) Total earnings available for fixed charges in 1998 and 1995 were inadequate to cover fixed charges in the amount of approximately $612 million and $688 million, respectively. The total earnings available for fixed charges in 1998 and 1995 were inadequate to cover total fixed charges due to the impairment of oil and gas properties.